Exhibit 2.1

Execution version

AMENDMENT NO. 1 TO ASSET AND STOCK PURCHASE AGREEMENT

THIS AMENDMENT NO. 1 TO THE ASSET AND STOCK PURCHASE AGREEMENT is entered into this 25th day of September, 2017 (this “Amendment”), by and among Emerson Electric Co., a Missouri corporation (“Seller”) and ClosetMaid LLC (f/k/a ClosetMaid Acquisition Corp.), a Delaware limited liability company (“Buyer” and, together with Seller, the “Parties”).

WHEREAS, the Parties have entered into that certain Asset and Stock Purchase Agreement, dated as of September 1, 2017 (the “ASPA”);

WHEREAS, pursuant to Section 13.02 of the ASPA, the ASPA may be amended and supplemented by an instrument in writing signed by the Parties; and

WHEREAS, each Party desires to amend and supplement the ASPA in certain respects as described in this Amendment.

NOW, THEREFORE, in consideration of the premises and mutual agreements hereinafter set out and of other consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

1.         Definitions. Except as otherwise indicated herein or unless the context otherwise requires, capitalized terms used but not defined herein shall have the meanings ascribed thereto in the ASPA.

2.         Amendments to the ASPA.

(a)	The following defined terms shall be inserted into Section 1.01(a) of the ASPA in alphabetical order:

“2017 Audited Business EBITDA” means the combined EBITDA of the Business for the fiscal year ended September 30, 2017, as determined by adjusting the net earnings of the Business for the fiscal year ended September 30, 2017 as set forth in the Audit Report, as follows:

(a)	net earnings; plus

(b)	depreciation and amortization expense; plus

(c)	income taxes; plus

(d)	interest expense/income, net; plus

(e)	non-cash impairments of long-lived assets and goodwill; plus

(f)	costs and expenses related to Excluded Liabilities; plus

(g)	standalone expenses or charges that were recorded as part of the audit process, which shall only include (i) incremental management fees recorded as part of the audit, (ii) allocation of corporate product liability charges and (iii) allocation of workers’ compensation charges. For avoidance of doubt, the impact of these items, which could be either income or expense, will be excluded from the calculation of 2017 Audited Business EBITDA; less

(h)	income or expense items, allocated from Seller and its Affiliates (other than as between a Purchased Subsidiary, on the one hand, and a Purchased Subsidiary, on the other hand) that were not recorded in the Audited Financial Statements, but recorded as part of the 2017 audit process, will be excluded from the 2017 Audited Business EBITDA.

Notwithstanding anything to the contrary, all amounts used to derive 2017 Audited Business EBITDA shall be based on amounts reported in the 2017 Audited Business Financial Statements. For illustrative purposes only, attached as Annex IV is a calculation of the combined EBITDA of the Business for the fiscal year ended September 30, 2016 calculated based on this definition.

“2017 EBITDA Shortfall Amount” means an amount equal to (i) the amount, if any, by which 2017 Audited Business EBITDA is less than $23,000,000, multiplied by (ii) 7.5; provided that in no event shall such amount exceed $40,000,000.

(b)	The following defined terms and corresponding section references shall be inserted into Section 1.01(b) of the ASPA in alphabetical order:

2017 Audited Business Financial Statements	7.13

2017 Business Financial Statements	7.13

Audit Report	7.13

Post-Audit Adjustment Notice	7.13

Seller’s Post-Audit Adjustment Calculation	7.13

(c)	The first sentence of Section 2.07(a) of the ASPA is hereby amended and restated in its entirety as follows:

The purchase price for the Purchased Assets and the Shares is $200,000,000 in cash (the “Purchase Price”).

(d)	A new Section 7.13 of the ASPA shall be inserted as follows:
2

“Section 7.13. 2017 Audit Adjustment. (a) Following the Closing, Buyer shall prepare the combined balance sheet of the Business for the fiscal year ended September 30, 2017, and the related combined statements of income, comprehensive income, equity and cash flows of the Business for the fiscal year ended September 30, 2017 (the “2017 Business Financial Statements”). The 2017 Audited Business Financial Statements will be prepared consistently with the principles and practices used in the preparation of the Audited Financial Statements and materiality standards as determined by KPMG LLP with respect to the Business on a stand-alone basis, and (ii) audit adjustments may only be booked to the extent necessary for KPMG LLP to issue an unqualified audit opinion in connection with the audit referred to below. In connection therewith, KPMG LLP has been engaged to conduct an audit of the 2017 Business Financial Statements (as audited, the “2017 Audited Business Financial Statements”). Buyer and Seller agree that they will, and agree to cause their Subsidiaries to, reasonably cooperate and assist in the preparation of the foregoing audit, including the making available to the extent necessary of books, records and personnel during normal business hours and upon reasonable notice. Buyer and Seller shall direct KPMG LLP to complete the foregoing audit on or before November 1, 2017 and shall use their reasonable best efforts to facilitate the completion of such audit by such date. Promptly following the completion of the foregoing audit and the delivery of the report thereof by KPMG LLP (the “Audit Report”) to Buyer, Buyer shall deliver to Seller a copy of the 2017 Audited Business Financial Statements and the Audit Report.

(b) If, following the delivery of the Audit Report, Buyer believes Seller is obligated to pay Buyer a 2017 EBITDA Shortfall Amount, Buyer shall, within 30 days after delivery of the Audit Report, deliver a written notice to Seller (a “Post-Audit Adjustment Notice”) specifying its good faith calculation of the 2017 EBITDA Shortfall Amount.

(c) If Buyer delivers a post-Audit Adjustment Notice, Buyer and Seller shall, during the 15 days following such delivery, use their reasonable best efforts to reach agreement on the 2017 EBITDA Shortfall Amount, if any. If Buyer and Seller are unable to reach such agreement during such period, they shall promptly (and, in any event, within 30 days following delivery of the Post-Audit Adjustment Notice) thereafter jointly retain the Accounting Referee, and in connection therewith, Seller shall submit its calculation of the 2017 EBITDA Shortfall Amount, if any (“Seller’s Post-Audit Adjustment Calculation”). Seller and Buyer shall cause such Accounting Referee promptly to review this Agreement, the Audit Report, the Post-Audit Adjustment Notice and Seller’s Post-Audit Adjustment Calculation for the purpose of calculating the 2017 EBITDA Shortfall Amount, if any (it being understood that in making such determination, the Accounting Referee shall be functioning as an expert and not as an arbitrator). Notwithstanding anything to the contrary herein or otherwise,

3

in making its determination of the 2017 EBITDA Shortfall Amount, if any, the Accounting Referee shall be bound by the Audit Report and the definitions of 2017 Audited Business EBITDA and 2017 EBITDA Shortfall Amount and shall not base its calculations on any numbers not set forth therein or otherwise take into account any matters not set forth in the Audit Report or such definitions of 2017 Audited Business EBITDA and 2017 EBITDA Shortfall Amount. In furtherance and not in limitation of the foregoing, the Accounting Referee’s determination cannot be higher than the number set forth in the Post-Audit Adjustment Notice, on the one hand, or lower than the Seller’s Post-Audit Adjustment Calculation, on the other hand. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable (but in any event within thirty (30) days of its retention), a written report setting forth the calculation of the 2017 EBITDA Shortfall Amount, if any. Such report shall be final and binding upon Buyer and Seller (absent Fraud). The cost of such review and report shall be borne (i) by Buyer if the 2017 EBITDA Shortfall Amount is closer to the Seller’s Post-Audit Adjustment Calculation, on the one hand, as compared to the amount set forth in the Post-Audit Adjustment Notice, on the other hand, and (ii) by Seller if the final 2017 EBITDA Shortfall Amount is closer to the amount set forth in the Post-Audit Adjustment Notice, on the one hand, as comparted to Seller’s Post-Audit Adjustment Calculation, on the other hand.

(d) Any Post-Audit Adjustment Amount shall accrue interest on and from the Closing Date pursuant to the date of payment pursuant to Section 2.14, and any payment shall be made by Seller by wire transfer of immediately available funds to such account or accounts of Buyer as may be designated by Buyer, such payment to be made within three (3) Business Days of the final determination of the 2017 EBITDA Shortfall Amount in accordance with this Section 11.11.”

(e)	Section 11.02(a) of the ASPA shall be amended as follows:

(i)	the phrase “(other than with respect to Fundamental Representations, the Special Representations, the other representations and warranties contained in Section 3.04 and the representations set forth in Section 3.22) or in the case of Fraud,” shall be replaced with “(other than with respect to Fundamental Representations, the Special Representations, the other representations and warranties contained in Section 3.04 and the representations and warranties set forth in Section 3.06 and Section 3.22 or in the case of Fraud),”

(ii)	the references to $1,950,000 and $26,000,000 therein are replaced with $1,500,000 and $20,000,000 respectively; and

(iii)	the last proviso therein shall be amended and restated in its entirety as follows: “provided, further, Seller’s maximum aggregate Liability pursuant to Section 11.02(a)(i), including with respect to the Fundamental
4

Representations, the Special Representations, the other representations and warranties contained in Section 3.04 and the representations and warranties set forth in Section 3.06 and Section 3.22, shall not exceed the Purchase Price.”

(f)	Section 11.02(b) of the ASPA shall be amended as follows:

(i)	the phrase “(other than with respect to Fundamental Representations) or in the case of Fraud,” shall be replaced with “(other than with respect to Fundamental Representations or in the case of Fraud),” and

(ii)	the reference to $26,000,000 therein is replaced with $20,000,000.

(g)	Section 11.07(b)(i) of the ASPA shall be amended to add the following at the end thereof: “or the calculation of the 2017 EBITDA Shortfall Amount”.

(h)	Exhibit B (the “Allocation Statement”) of the ASPA is hereby amended and restated in its entirety as set forth on Exhibit A hereto.

(i)	The ASPA shall be amended to add Exhibit B hereto as Annex IV thereto.

3.         References. Each reference to “hereof,” “herein,” “hereunder,” “hereby” and “this Agreement” set forth in the ASPA shall, from and after the date of this Amendment, refer to the ASPA as amended by this Amendment. Notwithstanding the foregoing, references to the date of the ASPA, as amended hereby, shall in all instances continue to refer to September 1, 2017; references to “the date hereof” and “the date of this Agreement” shall continue to refer to September 1, 2017; and references to the date of this Amendment and “as of the date of this Amendment” shall refer to September 23, 2017.

4.         Acknowledgement and Release. Buyer, on behalf of itself and each of its Affiliates and its and their respective successors, subsidiaries, affiliates, assignees, officers, directors, employees, representatives, agents, attorneys, auditors, stockholders and advisors and the heirs, successors and assigns of each of them (the “Releasors”), does, to the fullest extent permitted by law, hereby fully release, forever discharge and covenant not to sue Seller, any of its successors, subsidiaries, affiliates, assignees, officers, directors, employees, representatives, agents, attorneys, auditors, stockholders and advisors and the heirs, successors and assigns of each of them (collectively the “Releasees”), from and with respect to any and all liability, claims, rights, actions, causes of action, suits, liens, obligations, accounts, debts, demands, agreements, promises, liabilities, controversies, costs, charges, damages, expenses and fees (including attorney’s, financial advisor’s or other fees) (“Claims”), howsoever arising, whether based on any law or right of action, known or unknown, mature or unmatured, contingent or fixed, liquidated or unliquidated, accrued or unaccrued, that the Releasors, or any of them, ever had or now have or can have or shall or may hereafter have against the Releasees, or any of them, in connection with, arising out of or related to the financial information, projections, forecasts, budgets and/or estimates (excluding, in each case, the Audited Financial Statements, the Unaudited Financial Statements and the June 30 HFM Management Financial Statements) provided by or on behalf of Seller prior to the date of this Amendment with respect to, and only with respect to, the fiscal quarter ending September 30, 2017 (but not with respect to any period

5

ending on or before June 30, 2017) or the fiscal years ending September 30, 2017 or September 30, 2018 (the “Released Claims”), including, without limitation, any and all Claims, solely to the extent relating to such financial information, projections, forecasts, budgets and/or estimates, relating to a breach of representation, warranty or covenant in the ASPA, failure of a closing condition in the ASPA to be fulfilled or right to indemnification under the ASPA, but excluding Buyer’s right to receive any 2017 EBITDA Shortfall Amount in accordance with the terms of this Amendment. The release contemplated by this Section 5 is intended to be as broad as permitted by law and is intended to, and does, extinguish all such Claims of any kind whatsoever, whether in law or equity or otherwise, that are based on or relate to facts, conditions, actions or omissions (known or unknown) that have existed or occurred at any time to and including the date of this Amendment, but excluding Buyer’s right to receive any 2017 EBITDA Shortfall Amount in accordance with the terms of this Amendment, Buyer’s right to receive any payment in connection with the Final Closing Statement and Buyer’s right to bring any Claim relating to a breach of representation, warranty or covenant in the ASPA, failure of a closing condition in the ASPA to be fulfilled or right to indemnification under the ASPA in each case, that is not a Released Claim. Each of the Releasors hereby expressly waives to the fullest extent permitted by law the provisions, rights and benefits of California Civil Code section 1542 (or any similar law), which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

5.         Effect of Amendment. Except as expressly modified hereby, the ASPA remains in full force and effect in accordance with its terms. Upon the execution and delivery of this Amendment, the ASPA shall thereupon be deemed to be amended and supplemented as hereinabove set forth as fully and with the same effect as if the amendments and supplements made hereby were originally set forth in the ASPA, and this Amendment and the ASPA shall henceforth be read, taken and construed as one and the same instrument, but such amendments and supplements shall not operate so as to render invalid or improper any action heretofore taken under the ASPA.

6.         Counterparts. This Amendment may be executed in any number of counterparts, and by each Party in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Amendment by e-mail of a .pdf attachment shall be effective as delivery of a manually executed counterpart of this Amendment.

7.         Governing Law. This Amendment shall be governed by and construed in accordance with the internal law of the State of New York, without regard to the principles or rules of conflicts of law rules of such state to the extent such principles or rules would require or permit the application of the laws of another jurisdiction.

8.         General Provisions. Sections 1.02 (Other Definitional and Interpretative Provisions), 13.01 (Notices), 13.02 (Amendments and Waivers), 13.03 (Expenses), 13.04

6

(Successors and Assigns), 13.05 (b) (Waiver of Jury Trial), 13.06 (Jurisdiction) and 13.11 (Severability) are incorporated by reference into this Amendment, mutatis mutandis.

[The remainder of this page is intentionally left blank.]

7

IN WITNESS WHEREOF, the undersigned have executed this Amendment to the ASPA as of the date first written above.

EMERSON ELECTRIC CO.

By: /s/ Robert M. Levy
Name: Robert M. Levy
Title: Vice President Development

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASPA]

CLOSETMAID LLC

By: /s/ Seth L. Kaplan
Name: Seth L. Kaplan
Title: Vice President

[SIGNATURE PAGE TO AMENDMENT NO. 1 TO ASPA]